Exhibit 4.24

FINAL EXECUTION VERSION

THE GOLD FIELDS LIMITED 2005 NON-EXECUTIVE SHARE PLAN

TABLE OF CONTENTS

PART 1 - INTRODUCTION		1

1	DEFINITIONS AND INTERPRETATION	1

2	PURPOSE	8

3	MAXIMUM NUMBER OF SHARES WHICH MAY BE ACQUIRED BY ELIGIBLE APPLICANTS	8

PART 3 – THE NON-EXECUTIVE SHARE PLAN		9

4	GRANT OF AWARDS	9

5	SETTLEMENT OF RESTRICTED SHARES	10

PART 4 - GENERAL		11

6	ADJUSTMENTS	11

7	TERMINATION OF OFFICE	13

8	REACQUISITION	14

9	TAX LIABILITY	14

10	LISTINGS AND LEGAL REQUIREMENTS AND VOTING RIGHTS	15

11	AMENDMENT OF THE PLAN	16

12	ADMINISTRATION	16

13	ANNUAL FINANCIAL STATEMENTS	17

14	STRATE	17

15	DISPUTES	18

16	TERMINATION OF THE PLAN	21

17	DOMICILIUM AND NOTICES	21

18	COMPLIANCE	22

19	GENERAL PROVISIONS	22

THE GOLD FIELDS 2005 NON-EXECUTIVE SHARE PLAN

PART 1 - INTRODUCTION

1	DEFINITIONS AND INTERPRETATION

1.1

In this Deed, unless expressly stipulated to the contrary or unless the context clearly indicates a contrary intention, the following words and expressions shall bear the following meanings (and cognate words and expressions shall bear corresponding meanings) -

1.1.1	“Act” - the Companies Act 61 of 1973;

1.1.2

“Any Other Plan” - any share plan or scheme approved by the members of the Company in general meeting (other than the Plan) which provides for the acquisition of, or subscription for, shares in the Company by, or on behalf of, employees, directors (whether executive or non-executive) or other officers of the members of the Group; provided that such plan or scheme is in operation;

1.1.3	“Applicable Laws” – in relation to any person or entity, all and any -

1.1.3.1	statutes, subordinate legislation and common law;

1.1.3.2	regulations;

1.1.3.3	ordinances and by-laws;

1.1.3.4	directives, codes of practice, circulars, guidance notices, judgments and decisions of any competent authority,

compliance with which is mandatory for that person or entity;

1.1.4	“Arbitration Act” - the Arbitration Act 42 of 1965;

1.1.5	“Award” - the award to an Eligible Applicant of Restricted Shares in terms of 4.2 and the word “awarded” shall be construed accordingly;

1.1.6	“Award Date” – the date on which Exco grants an Award to an Eligible Applicant;

1.1.7	“Award Letter” – a letter containing the information specified in 4.2 sent by Exco to an Eligible Applicant informing the Eligible Applicant of the grant of an Award to him;

1.1.8	“Board” - the board of directors for the time being of the Company;

1.1.9	“Change of Control” – means -

1.1.9.1	all circumstances where a party (or parties acting in concert), directly or indirectly, obtains -

1.1.9.1.1	beneficial ownership of the specified percentage or more of the Company’s issued Shares; or

1.1.9.1.2	control of the specified percentage or more of the voting rights at meetings of the Company; or

1.1.9.1.3	the right to control the management of the Company or the composition of the Board; or

1.1.9.1.4	the right to appoint or remove directors holding a majority of voting rights at Board meetings; or

1.1.9.2	the approval by the Company’s shareholders of, or the consummation of, a merger or consolidation of the

Company with any other business or entity, or upon a sale of the whole or a major part of the Company’s assets or undertaking.

For the purposes of this 1.1.9 the expression “specified percentage” shall bear the meaning assigned to it from time to time in the Code read with the Act, presently being 35%;

1.1.10	“Code” – the Securities Regulation Code and Rules of the Securities Regulation Panel, promulgated under section 440C of the Act;

1.1.11	“Company” – Gold Fields Limited (registration number 1968/04880/06), a company incorporated in accordance with the laws of the RSA;

1.1.12	“Deed” – this Deed, as amended from time to time;

1.1.13

“Eligible Applicant” – a person eligible for participation in the Plan, namely any person who held office as a non-executive director of the Company in the year immediately preceding the Award Date, who is not a member of Exco;

1.1.14

“Exco” - the Non-Executive Directors Remuneration Committee comprising the Chief Executive Officer of the Company and two other nominees appointed by the Chief Executive Officer from time to time, to administer the Plan, it being recorded that no member of Exco shall benefit under the Plan;

1.1.15

“Fair Market Value” – in relation to a Share on any particular day, shall be the volume weighted average price of a Share on the JSE over either (a) the twenty Trading Days immediately prior to the day in question; or (b) such shorter period, being less than twenty Trading Days immediately prior to the day in question, as Exco may determine;

1.1.16

“Family Company” – any company or close corporation, the entire issued share capital or member’s interest of which is held and beneficially owned by all or any of an Eligible Applicant, his lawful spouse, his lawful children and/or his Family Trust;

1.1.17	“Family Entity” - a Family Company or a Family Trust;

1.1.18	“Family Trust” – a trust constituted solely for the benefit of all or any of an Eligible Applicant, his lawful spouse and/or his lawful children;

1.1.19

“Group” - the Company and any other company, body corporate or other undertaking which is or would be deemed to be a subsidiary of the Company in terms of the Act and “member of the Group” shall have a corresponding meaning;

1.1.20	“Implementation Date” – in relation to a Change of Control, the date upon which such Change of Control becomes effective;

1.1.21	“JSE” - JSE Limited, or its successor;

1.1.22	“Plan” – The Gold Fields Limited 2005 Non-Executive Share Plan the terms of which are embodied in this Deed;

1.1.23

“Release Date” - the date on which Restricted Shares shall be Settled to an Eligible Applicant as described in 5, which date shall, subject to 5, 6 and 7, be three years from the Award Date; provided that if such date falls on a date which, or during a period in which, -

1.1.23.1	by virtue of any Applicable Law or any policy of the Group (including any corporate governance policy) it is not permissible to Settle Shares to an Eligible Applicant; or

1.1.23.2	by virtue of any Applicable Law or any policy of the Group (including any corporate governance policy) it is not permissible for an Eligible Applicant to receive or otherwise deal/trade in Shares, the Release Date shall be the fifth Trading Day after the date on which it becomes permissible to Settle Shares to an Eligible Applicant and/or for the Eligible Applicant to receive or deal/trade in Shares (as the case may be);

1.1.24	“Restricted Shares” – Shares which have been awarded to an Eligible Applicant in terms of an Award Letter as described in 4.2.1;

1.1.25	“RSA” – the Republic of South Africa;

1.1.26	“Secretary” – the company secretary for the time being of the Company;

1.1.27	“Settled” – in relation to a Share, shall mean either -

1.1.27.1	the allotment and issue by the Company of such Share into the name of an Eligible Applicant;

1.1.27.2

or, if the Company so elects at any time prior to the Release Date, the procuring by the Company of the transfer of such Share into the name of an Eligible Applicant through the acquisition thereof on behalf of an Eligible Applicant or otherwise, and the words “Settlement” and “Settle” shall be construed accordingly. It is recorded that Restricted Shares which have been Settled to an Eligible Applicant shall rank pari passu with Shares in all respects;

1.1.28

“Shares” - ordinary shares of a par value of R0,50 each in the capital of the Company (or such other class of shares as may represent the same as a result of any reorganisation, reconstruction or other variation of the share capital of the Company to which the provisions of the Plan may apply from time to time);

1.1.29

“Tax” - any present or future tax or other charge of any kind or nature whatsoever imposed, levied, collected, withheld or assessed by any competent authority, and includes all income tax (whether based on or measured by income/revenue or profit of any nature or kind or otherwise and whether levied under the Tax Act or otherwise), capital gains tax, value-added tax, stamp duty, uncertificated securities tax and any charge in the nature of taxation, and any interest, penalty, fine or other payment on, or in respect thereof but specifically excluding issue duty, stamp duty, marketable securities tax and uncertificated securities tax;

1.1.30	“Tax Act” - the Income Tax Act 58 of 1962;

1.1.31	“Trading Day” – any day on which the Shares are capable of being traded on the JSE;

1.2	In this Deed -

1.2.1	clause headings are used for convenience only and shall be ignored in its interpretation;

1.2.2	unless the context clearly indicates a contrary intention, an expression which denotes -

1.2.2.1	any gender includes the other genders;

1.2.2.2	a natural person includes an artificial person (whether corporate or unincorporate) and vice versa;

1.2.2.3	the singular includes the plural and vice versa;

1.2.3	unless the context clearly indicates a contrary intention, words and expressions defined in the Act shall bear the meanings therein assigned to them;

1.2.4	any reference to any statute shall be to that statute, as amended from time to time and to any statutory substitution of that statute; and

1.2.5

the use of the word “including” or “includes” or “include” followed by a specific example shall not be construed as limiting the meaning of the general wording preceding it and the eiusdem generis rule shall not be applied in the interpretation of such general wording or such specific example/s;

1.2.6

the word “reacquired” when used in relation to an Award or a Restricted Share shall mean the acquisition of such an Award or a Restricted Share (as the case may be) from an Eligible Applicant by the Company for a total consideration of R0,01;

1.2.7

an Eligible Applicant who retires and/or resigns on the basis that he is immediately re-elected in accordance with the articles of association or other constitutional documents of the Company shall be deemed not to have terminated his office with the Company.

1.3

If any provision in 1.1 is a substantive provision conferring any right or imposing any obligation on anyone, effect shall be given to it as if it were a substantive provision in the body of this Deed.

1.4

When any number of days is prescribed in this Deed, same shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a Saturday, Sunday or official public holiday, in which case the last day shall be the next succeeding day which is not a Saturday, Sunday or official public holiday.

2	PURPOSE

The purpose of the Plan shall be to provide non-executive directors of the Company with the opportunity to acquire an interest in the equity of the Company on a basis which aligns their interests with those of the Company’s shareowners, thereby providing such non-executive directors with a further incentive to advance the Company’s interests.

3	MAXIMUM NUMBER OF SHARES WHICH MAY BE ACQUIRED BY ELIGIBLE APPLICANTS

3.1

Subject to 3.3 and 3.4, and the prior approval, if required, of any securities exchange on which Shares are listed, the prior authority of the shareholders of the Company in general meeting shall be required if the aggregate number of Shares which may be acquired by Eligible Applicants under the Plan together with Shares which may be acquired by participants under Any Other Plan is to exceed 5% of the Company’s issued ordinary share capital, being 24 564 711 Shares as at 19 August 2005.

3.2

Subject to 3.3 and 3.4, and the prior approval, if required, of any securities exchange on which Shares are listed, the prior authority of the Shareholders of the Company in general meeting shall be required if the aggregate number of Shares that may be acquired by any one Eligible Applicant in terms of the Plan together with Any Other Plan is to exceed 0,2% of the Company’s issued ordinary share capital, being 982 588 Shares as at 19 August 2005.

3.3

The number of Shares referred to in 3.1 and 3.2 shall be increased or reduced in direct proportion to any increase or reduction of the Shares in the Company’s issued share capital on any conversion, redemption, consolidation, sub-division and/or any rights or capitalisation issue of Shares; provided that the provisions of this Deed shall be deemed not to have been breached if, as a result of a purchase or repurchase (as the case may be) of Shares by any company in the Group, the percentages referred to in 3.1 and/or 3.2 are exceeded but the number of Shares referred to in 3.1 and/or 3.2 is not exceeded.

3.4

In the determination of the number of Shares which may be acquired by Eligible Applicants in terms of 3.1 and/or 3.2, Exco shall be entitled to refrain from taking into account Shares which have been acquired by an Eligible Applicant -

3.4.1	in terms of the Plan; and/or

3.4.2

in terms of Any Other Plan, which in accordance with the provisions of such plan need not be taken into account in the determination of the number of Shares which may be acquired by a participant in terms of such plan.

PART 3 – THE NON-EXECUTIVE SHARE PLAN

4	GRANT OF AWARDS

4.1	An Eligible Applicant shall, subject to approval by the Shareholders of the Company in general meeting, be granted an Award by Exco.

4.2	Exco shall inform an Eligible Applicant of an Award granted to him by means of an Award Letter. The Award Letter shall be in the form prescribed by Exco and shall specify -

4.2.1	the number of Restricted Shares awarded to the Eligible Applicant;

4.2.2	the Award Date; and

4.2.3	the Release Date.

4.3

Subject to 4.7 and 7.1, an Award is (and Restricted Shares are) personal to an Eligible Applicant and shall not be capable of being ceded, assigned, transferred or otherwise disposed of or encumbered by an Eligible Applicant.

4.4	There shall be no consideration payable for the grant of an Award.

4.5

Acceptance by an Eligible Applicant of an Award shall be communicated to Exco, in writing and in such form as Exco may from time to time prescribe, by not later than thirty days after the date of delivery of the relevant Award Letter to such Eligible Applicant; provided that the acceptance shall embody therein the provisions of 8, 9.2 and 19.3. An Award which is not accepted by an Eligible Applicant as aforesaid shall automatically be deemed to have been reacquired, subject to re-instatement or extension by Exco in its discretion.

4.6	An Award may be cancelled and cease to be of any force and effect after the date of acceptance thereof in terms of 4.5 if Exco and Eligible Applicants so agree in writing.

4.7

An Eligible Applicant may, with the prior written consent of Exco and subject to such conditions as Exco may in its discretion determine, cede, assign or transfer his rights in and to an Award (or Restricted Shares) to a Family Entity. Without derogating from the generality of the aforegoing, Exco may impose a condition that the Eligible Applicant bind himself as surety for, and co-principal debtor in solidum with, the Family Entity for the fulfilment of its obligations in terms of this Plan.

5	SETTLEMENT OF RESTRICTED SHARES

5.1	Restricted Shares awarded to Eligible Applicants in terms of 4 shall be Settled to the Eligible Applicant concerned on the Release Date.

5.2

The Company may, on the Release Date, discharge, in whole or in part, its obligation to Settle Restricted Shares by paying to the Eligible Applicant a cash amount equal to the Fair Market Value of the Shares otherwise available for release to an Eligible Applicant on the Release Date, calculated as at the Release Date.

5.3	An Award shall be reacquired -

5.3.1

on the Eligible Applicant making application for the voluntary surrender of his estate or his estate being otherwise sequestrated or on any attachment of any interest of an Eligible Applicant under the Plan, unless Exco passes a resolution to the contrary; or

5.3.2	in the circumstances detailed in 7.

5.4

If the Company is placed in final liquidation, the Secretary shall notify the Eligible Applicant thereof in writing and he shall be entitled to require that he be Settled all or any of his Restricted Shares within 21 days of such notification, failing which such Restricted Shares shall be deemed to have been reacquired.

PART 4 - GENERAL

6	ADJUSTMENTS

6.1	Notwithstanding anything to the contrary contained herein but subject to 6.3, if the Company makes a Special Distribution and/or restructures its capital in that it -

6.1.1	undertakes a rights offer; or

6.1.2	is placed in liquidation for purposes of reorganisation; or

6.1.3	is party to a scheme of arrangement affecting the structuring of its share capital;

6.1.4	undertakes a subdivision or consolidation of its ordinary share capital; or

6.1.5	undertakes a bonus or capitalisation issue,

such adjustments shall be made to the rights of Eligible Applicants under this Plan as may be determined to be fair and reasonable to the Eligible Applicants concerned by an independent firm of auditors of international repute or a merchant bank of international repute appointed by Exco; provided that any adjustments pursuant to this 6.1 should give an Eligible Applicant the entitlement to the same proportion of the equity capital as he was previously entitled. No adjustments shall be required in terms of this 6.1 if the provisions of 6.3 are applicable or in the event of an issue by the Company of any securities or securities convertible into shares as consideration for an acquisition.

6.2	For the purposes of 6.1, the Company shall be deemed to make a “Special Distribution” if it distributes Shares or any other asset (including cash) to its shareholders -

6.2.1	in the course of, and as part of any unbundling, reorganisation, rationalisation, compromise, arrangement or reconstruction (including the amalgamation of two or more companies or entities);

6.2.2	in the course of, or as part of, a reduction of capital (including a share repurchase);

6.2.3	as a special dividend or other payment in terms of section 90 of the Act; and/or

6.2.4	in the course or in anticipation of the deregistration or liquidation of a company for any of the above purposes;

provided that, this 6.2 shall not apply to normal annual interim and final cash or scrip dividends declared by a Company.

6.3

If the Company undergoes a Change of Control after an Award Date, then the Release Date in respect of such Award shall be deemed to fall on the Implementation Date of such Change of Control; on the basis that the Company shall discharge its obligation to Settle to an Eligible Applicant any Shares by, at the election in writing of the Eligible Applicant, and if such election is not prohibited by Applicable Laws, either -

6.3.1

paying to an Eligible Applicant an amount equal to the Fair Market Value, on the Implementation Date, of the Shares which would otherwise be available for Settlement to the Eligible Applicant on the Implementation Date calculated as at the Implementation Date; or

6.3.2	Settling to the Eligible Applicant concerned that number of Shares available for Settlement to the Eligible Applicant on the Implementation Date.

7	TERMINATION OF OFFICE

7.1

If an Eligible Applicant dies, the Restricted Shares Awarded to him in accordance with 4 shall be Settled, as soon as is reasonably practicable after his death, to his heirs, executor, trustee or other representative. Any Award in respect of which Restricted Shares are not so Settled shall be deemed to be reacquired.

7.2	If an Eligible Applicant ceases to be a non-executive director of the Company in the event that he -

7.2.1	is removed from office by way of a resolution of shareholders of the Company pursuant to his proven dishonest, fraudulent, grossly negligent or other misconduct;

7.2.2	becomes disqualified from holding appointment as a director of the Company;

7.2.3	tenders his resignation at the request of a majority of the Board in circumstances of the nature contemplated in 7.2.1,

his award shall be deemed to have been reacquired.

7.3

If an Eligible Applicant ceases to be a non-executive director of the Company for any reason other than the reasons specified in 7.1 and 7.2, the Restricted Shares Awarded to him shall, unless Exco, in its discretion resolves otherwise, be settled on the Release Date in accordance with 5.

8	REACQUISITION

If, in terms of any provision of this Plan, any Award or Restricted Share is deemed to have been reacquired, the Company is hereby irrevocably and in rem suam nominated, constituted and appointed as the sole attorney and agent of the Eligible Applicant concerned in that Eligible Applicant’s name, place and stead to sign and execute all such documents and do all such things as are necessary for that purpose.

9	TAX LIABILITY

9.1

Notwithstanding any other provision in this Deed, if the Company is obliged (or would suffer a disadvantage of any nature if it were not) to account for, withhold or deduct any (a) Tax in any jurisdiction which is payable in respect of, or in connection with the making of any Award, the Settlement to an Eligible Applicant of Shares, the payment of a cash amount and/or otherwise in connection with the Plan and/or (b) any amount in respect of any social security or similar contributions which would be recoverable from an Eligible Applicant in respect of the making of any Award, Settlement to an Eligible Application of Shares, the payment of a cash amount and/or otherwise in connection with the Plan (the obligations referred to in (a) and (b) hereinafter referred to as a “Tax/Social Liability”), then the Company shall be entitled to account for, withhold or deduct such Tax/Social Liability or the Company shall be relieved from the obligation to Settle any Shares to an Eligible Applicant or to pay any amount to an Eligible Applicant in terms of the Plan until that Eligible Applicant has either -

9.1.1	made payment to the Company of an amount equal to the Tax/Social Liability; or

9.1.2

entered into an arrangement which is acceptable to the Company to secure that such payment is made (whether by authorising the sale of some or all of the Shares to be Settled to him and the payment of the relevant person of the amounts out of the proceeds of the sale or otherwise).

9.2

The Company is hereby irrevocably and in rem suam nominated, constituted and appointed as the sole attorney and agent of an Eligible Applicant, in that Eligible Applicant’s name, place and stead to sign and execute all such documents and do all such things as are necessary to give effect to the provisions of 9.1.2.

10	LISTINGS AND LEGAL REQUIREMENTS AND VOTING RIGHTS

10.1	Notwithstanding any other provision of this Plan -

10.1.1

no Shares shall be Settled to any Eligible Applicant or acquired pursuant to this Plan if Exco determines that such Settlement will or may violate any Applicable Laws or the listings requirements of any securities exchange on which the Shares are listed;

10.1.2	no Eligible Applicant shall be entitled to exercise the voting rights attached to any Shares until the Shares have been Settled to him in accordance with the provisions of this Plan; and

10.1.3

the Company shall apply for the listing of all Shares which are settled to Eligible Applicants on the JSE. It is recorded that the Company shall not be obliged to apply for, or procure, the listing of Shares which have been Settled to Eligible Applicants on any securities exchange other than the JSE.

11	AMENDMENT OF THE PLAN

It shall be competent for Exco to amend any provisions of this Plan subject to the prior approval (if required) of every stock exchange on which the Shares are for the time being listed; provided that -

11.1	no such amendment shall affect the vested rights of any Eligible Applicants without his written consent; and

11.2	no such amendment affecting any of the following matters shall be competent unless it is sanctioned by the Company in general meeting -

11.2.1	the eligibility of Eligible Applicants under this Plan;

11.2.2	the definition of Fair Market Value;

11.2.3	the calculation of the total number of Shares which may be acquired for the purpose of or pursuant to this Plan;

11.2.4	the maximum number of Shares which may be acquired by any Eligible Applicant in terms of this Plan; and

11.2.5	the provisions of this 11.

12	ADMINISTRATION

12.1	Subject to the provisions of the Plan and to the approval of the Board, Exco shall be entitled to make and establish such rules and regulations, and to amend the same from time to time, as they may deem necessary or expedient for the proper implementation and administration of the Plan.

12.2	The Company shall -

12.2.1	bear all costs of and incidental to the implementation and administration of the Plan and shall, as and when necessary, provide all requisite funds and facilities for that purpose; and

12.2.2	provide all secretarial, accounting, administrative, legal and financial advice and services, office accommodation, stationery and so forth for the purposes of the Plan.

13	ANNUAL FINANCIAL STATEMENTS

Exco shall ensure that a summary appears in the annual financial statements of the Company of the number of Shares Awarded to Eligible Applicants in terms of Awards, the number of Shares that may be utilised for the purposes of this Plan, any changes in such numbers during the financial year under review, the number of Shares which may be acquired by Eligible Applicants and the number of Shares then under the control of the Board for Settlement to Eligible Applicants in terms of this Plan.

14	STRATE

Notwithstanding any provision in this Deed, neither Exco nor the Company shall be obliged to deliver the Eligible Applicant’s share certificates in respect of the Shares settled to him in terms of this Deed but shall instead be obliged to procure such electronic transactions and/or entries and to deliver to the Eligible Applicant such documents (if any) as may be required to reflect his rights in and to such Shares pursuant to the provisions of the Act, the Security Services Act 36 of 2004, the Rules of the Central Securities Depository (being Share Transactions Totally Electronic Limited) and the requirements of the JSE.

15	DISPUTES

15.1

Save as otherwise expressly provided in this Deed, should any dispute of whatever nature arise in regard to the interpretation or effect, or the validity, enforceability or rectification (whether in whole or in part) of, or the respective rights or obligations of the parties under, or a breach or termination or cancellation of, this Deed, then the dispute shall, unless the parties thereto otherwise agree in writing, be referred for determination to an expert (“Expert”) in accordance with the remaining provisions of this 15.

15.2	The Expert shall -

15.2.1	if the matter in issue is primarily an accounting matter, be an independent practising chartered accountant of not less than fifteen years standing;

15.2.2	if the matter in issue is primarily a legal matter, be a practising senior counsel of not less than five years’ standing as such and practising at the Johannesburg bar;

15.2.3	if the matter in issue is any other matter, be an independent accountant or be a senior counsel as envisaged in 15.2.1 or 15.2.2 or be any other independent person,

agreed upon by the parties to the dispute or, failing agreement within fourteen days after the dispute arises, appointed by the President for the time being of the South African Institute of Chartered Accountants or his successor-in-title at the request of any party to the dispute.

15.3	The Expert selected as aforesaid shall in all respects act as an expert and not as an arbitrator.

15.4

The Expert shall be vested with entire discretion as to the procedure to be followed in arriving at his decision. It shall not be necessary for the Expert to observe or carry out either the strict rules of evidence or any other legal formalities or procedures, but the Expert shall be bound to follow principles of law in deciding matters submitted to him.

15.5	The Expert shall have the power, inter alia, to -

15.5.1

investigate or cause to be investigated any matter, fact or thing which he considers necessary or desirable in connection with the dispute and, for that purpose, shall have the widest powers of investigating all the books, records, documents and other things in the possession of any party to the dispute or the Company, the right to take copies and/or make extracts therefrom and the right to have them produced and/or delivered at any place reasonably required by him for the aforesaid purposes;

15.5.2	interview and question under oath any of the parties to the dispute or other parties, including the right to cross examine such parties;

15.5.3	summon witnesses;

15.5.4	record evidence;

15.5.5	make an interim award;

15.5.6

make an award regarding legal fees/costs and the Expert’s remuneration. If he fails or declines to do so, then each of the parties to the dispute shall bear and pay its own costs. Until such time as the Expert’s decision is given, the parties to the dispute shall bear and pay such costs in equal shares;

15.5.7	call for the assistance of any other person who he may deem necessary to assist him in arriving at his decision;

15.5.8	exercise any additional powers which may be exercised by an arbitrator in terms of the Arbitration Act as amended.

15.6

Any hearing by the Expert shall be held in Johannesburg unless the Expert determines that it is more convenient or equitable that the hearing or any part thereof (including, but without limitation, the taking of evidence) be held elsewhere, in which event the hearing (or the relevant part thereof) shall be held in the place so determined by the Expert.

15.7	The parties shall use their best endeavours to procure that the decision of the Expert shall be given within thirty days or so soon thereafter as is possible after it has been demanded.

15.8

The decision of the Expert shall be final and binding on all parties affected thereby, shall be carried into effect and may be made an order of any competent court at the instance of any party to the dispute.

15.9

This clause constitutes an irrevocable consent by the Company and all Eligible Applicants to any proceedings in terms thereof and no such party shall be entitled to withdraw therefrom or to claim at any such proceedings that it is not bound by this clause.

15.10

This clause shall not preclude any party from obtaining relief by way of motion proceedings on an urgent basis or from instituting any interdict, injunction or any similar proceedings in any court in the RSA (and not in any other jurisdiction) pending the decision of the Expert.

15.11	Subject to 15.5.8, the provisions of the Arbitration Act as amended shall not apply in respect of this clause or any other provision of this Deed.

15.12	This clause is severable from the rest of this Deed and shall remain in effect even if this Deed is terminated for any reason.

16	TERMINATION OF THE PLAN

The Plan shall terminate as soon as there are no longer any Eligible Applicants and Exco so resolves.

17	DOMICILIUM AND NOTICES

17.1	The parties choose domicilium citandi et executandi for all purposes arising from the Plan, including the giving of any notice, the payment of any sum, the serving of any process, as follows -

17.1.1	the Company and Exco	:	The address and telefax number of the Registered Office of the Company from time to time;

17.1.2	each Eligible Applicant	:	The physical address, telefax number and electronic address from time to time reflected as being his address, telefax number and/or electronic address in the Company’s records from time to time.

17.2

Each of the parties shall be entitled from time to time, by written notice to the other, to vary its domicilium to any other physical address and/or its facsimile number and/or (in the case of an Eligible Applicant) his electronic address.

17.3	Any notice given and any payment made by any party to the other which -

17.3.1

is delivered by hand during the normal business hours of the addressee at the addressee’s domicilium for the time being shall be rebuttably presumed to have been received by the addressee at the time of delivery;

17.3.2	is posted by prepaid registered post from an address within the Republic of South Africa to the addressee at the addressee’s domicilium for the time being shall be rebuttably presumed to have been received by the addressee on the seventh day after the date of posting.

17.4

Any notice given by any party to any other party which is transmitted by electronic mail and/or facsimile to the addressee at the addressee’s electronic address and/or facsimile address (as the case may be) for the time being shall be presumed, until the contrary is proved by the addressee, to have been received by the addressee on the date of successful transmission thereof.

17.5

For the sake of clarity and the avoidance of any doubt it is recorded that an Eligible Applicant shall not be entitled to give any notice or serve any process on the Company and/or Exco by electronic mail.

18	COMPLIANCE

18.1	The Company shall comply with all Applicable Laws. The Plan shall at all times be operated and administered subject to all Applicable Laws.

18.2	Without derogating from the generality of the aforegoing, the Company shall -

18.2.1	appoint the Secretary as Compliance Officer of the Plan in terms of section 144A of the Act and comply with the provisions of section 144A of the Act;

18.2.2	comply with section 93 of the Act.

19	GENERAL PROVISIONS

19.1	The rights and obligations of any Eligible Applicant under the terms of his office shall not be affected by his participation in the Plan or any right which he may have to participate in it.

19.2	The Plan shall be governed and construed in accordance with the laws of the RSA.

19.3

Subject to the provisions of 15, the Company and all Eligible Applicants hereby consent and submit to the jurisdiction of the Witwatersrand Local Division of the High Court in respect of any dispute or claim arising out of or in connection with this Plan.

Signed at Johannesburg	on	18 November 2005

for Gold Fields Limited

/s/ Ian D. Cockerill
who warrants that he is duly authorised hereto

The Gold Fields 2005 Non-Executive Share Plan was duly adopted at a meeting of the Company held at Johannesburg on 17 November 2005.

Signed at Johannesburg	on	17 November 2005

/s/ Christopher M. T. Thompson
Chairman